AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective April 14, 2003, by and between Caremark Rx, Inc., a Delaware Corporation ("Employer") and Howard McLure, a resident of Mountain Brook, Alabama ("Officer").

WHEREAS, Employer and Officer entered into an Amended and Restated Employment Agreement ("Agreement") on December 3, 2001; and

WHEREAS, the Parties desire to amend the Agreement to reflect a change in Officer's incentive compensation.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in the Amended and Restated Employment Agreement and this Amendment, the parties agree as follows:

1. Amendment of Section 3 (2). Subsection (2) of Section 3 shall be amended as indicated by the bolded lettering below:

During the Term, Officer shall be eligible to receive from Employer incentive compensation in an amount equal to One Hundred (100%) percent of Base Salary (pro-rated for any partial calendar year during the Term), less state and federal tax and other legally required and Officer-authorized withholdings. The incentive compensation contemplated by this Section 3(2) shall be payable to Officer solely at the discretion of the Chief Executive Officer of Employer based upon Officer's performance. The incentive compensation that Officer shall be eligible to earn under this Section 3(2) shall be subject to review and adjustment from time-to-time consistent with past practice.

2. No Other Amendment. Except as expressly modified by this Amendment, all other terms and conditions of the Amended and Restated Employment Agreement shall not be modified or amended and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment and it is effective as of the date set forth above.

Caremark Rx, Inc.

/s/ E. Mac Crawford

E. Mac Crawford

Chairman/Chief Executive Officer

/s/ Howard McLure

Howard McLure